Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Restaurant Brands International Inc.:

We consent to the use of our reports dated February 26, 2016, with respect to the consolidated balance sheets of Restaurant Brands International Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference.

(signed) KPMG LLP

Miami, Florida

October 25, 2016

Certified Public Accountants